Exhibit 99.1

12900 Snow Road Parma, OH 44130

N E W S  R E L E A S E

CONTACT: Michael Carr Director, Financial Planning & Investor Relations (216) 676-2000

GrafTech Reports First Quarter 2006 Results

        Parma, OH – May 9, 2006 – GrafTech International Ltd. (NYSE:GTI) today announced financial results for the quarter ended March 31, 2006.

2006 First Quarter Highlights

o	Net sales were $209 million, versus $211 million in the first quarter of 2005.

o	Graphite electrode sales volume was 42.4 thousand metric tons.

o	Gross profit increased 15 percent, to $56 million or 26.8 percent of net sales, versus $49 million, or 23.0 percent of net sales, in the first quarter of 2005.

o	Synthetic segment gross profit margin expanded to 28.5 percent from 23.7 percent in the first quarter of 2006.

o	Net loss was $5 million, or $0.05 per diluted share, versus net income of $2 million, or $0.02 per diluted share, in the 2005 first quarter.

o	Income before special items* increased 11 percent, to $6 million, or $0.07 per diluted share, versus $5 million, or $0.06 per diluted share, in the 2005 first quarter.

o	Free cash flow before antitrust and restructuring payments* was a use of $41 million, versus a use of $18 million in the 2005 first quarter, primarily due to the planned increase in working capital. GTI expects to achieve its full year objective of generating a positive $10 million of free cash flow before antitrust and restructuring payments.

o	April 18, 2006, GTI announced increased graphite electrode pricing.

        Craig Shular, chief executive officer of GTI, commented, “Despite the anticipated low sales volume of graphite electrodes in the first quarter of 2006, we delivered 15 percent improvement in gross profit as a result of higher sales prices and productivity improvements.”

* Non-GAAP financial measures. See attached reconciliations.

Synthetic Graphite Segment

(Graphite electrodes, cathodes and advanced graphite materials)

        The synthetic graphite segment had net sales of $188 million as compared to $185 million in the 2005 first quarter. The increase was primarily due to higher prices for all three product lines in this segment and higher sales volume for cathodes and advanced graphite materials, offset by lower sales volume of graphite electrodes and the negative impact of currency exchange rate changes. Graphite electrode sales volume was 42.4 thousand metric tons as compared to 47.3 thousand metric tons in the 2005 first quarter.

        Gross profit for the synthetic graphite segment increased 22 percent to $54 million as compared to $44 million in the 2005 first quarter. The increase in gross profit was primarily due to higher graphite electrode average selling prices, partially offset by increases in raw material and energy costs. Graphite electrode gross profit in the 2006 first quarter benefited from lower cost raw materials purchased in 2005 and sold from inventory in the 2006 first quarter. GTI expects the 2006 full year graphite electrode production cost to increase 10 to 12 percent. Gross margin was 28.5 percent as compared to 23.7 percent in the 2005 first quarter.

        On April 18, 2006, GTI announced an increase in the current base price of standard size graphite electrodes used in large electric arc steel melting furnaces, on a global basis including Americas, CIS, Middle East, Africa, Asia and Europe, reflecting current economic conditions, particularly rising raw material and energy cost factors and business fundamentals. The new price is $5,950 or € 4,875 per metric ton and is effective immediately for all new orders. This price pertains to melter graphite electrodes, which represent about 70 percent of total graphite electrode industry demand. Prices in the non-melter graphite electrode segment, which represent about 30 percent of graphite electrode industry demand, continue to vary significantly due to the variety of end markets and performance requirements across those end markets and, to a lesser extent, higher availability of lower grade products. Mr. Shular commented, “We currently have approximately 210 thousand metric tons in our 2006 order book and, as a result, we do not anticipate this price increase to have a material impact on our 2006 financial performance.”

Other Segment

(Natural graphite (AET), carbon electrodes and refractories)

        Net sales for GTI’s other segment were $20 million as compared to $26 million in 2005 first quarter. The decrease was largely a result of the timing of delivery of carbon refractory product orders, which shifted due to customer scheduling needs and will ship in the second quarter of 2006. Net sales for ETM products were $5.0 million as compared to $4.5 million in 2005 first quarter. Gross profit was $2 million, or 11.2 percent of net sales, as compared to $5 million, or 18.6 percent of net sales, in the 2005 first quarter. The decline in the gross margin percentage was primarily due to lower sales volume of refractory products.

ETM Highlights

        GTI’s Advanced Energy Technology (AET) subsidiary entered a collaborative cooperation and supply agreement with Tradex Converting AB, a leading component supplier to the global cell phone market. This agreement is expected to accelerate the pace of commercialization and technology development for AET in this market segment.

        AET also expanded the scope of its relationship with Celsia Technologies (formerly iCurie Inc.). In addition to AET’s commercialization of Celsia’s current technology in certain major segments, AET and Celsia will now begin working to jointly develop next generation thermal solutions, including the combination and integration of AET’s graphite material science and Celsia’s micro fluidic thermal management technologies. Jointly developed products will be sold and marketed exclusively by AET in the electronic thermal management industry.

        GTI received several new approvals during the first quarter of 2006 for the use of its ETM solutions in high growth segments, including home multi-media devices, flat panel liquid crystal displays, heat sinks and notebook computers from industry leaders, including Gateway and Samsung.

Corporate

        Selling, general and administrative and research and development expenses were $31 million as compared to $29 million in the 2005 first quarter. Approximately half of this increase was due to non-cash restricted stock expense with the balance due to an increase in research and development expenses to support the growth in the ETM product line and an increase in administrative expense primarily related to the transition and overlap of accounting function costs.

        Interest expense was $14 million as compared to $12 million in the 2005 first quarter, the increase is primarily due to higher interest rates, and higher average borrowings.

        As previously announced in February 2006, GTI in the first quarter of 2006 recorded a restructuring charge of $3 million related to its productivity and cost savings program. GTI also recorded a $7 million non-cash charge related to the impairment of its long-lived fixed assets associated with costs capitalized for its information technology enterprise resource planning system due to GTI’s decision to delay implementation indefinitely. In addition, a $1 million non-cash charge related to impairment loss was recorded to adjust the carrying value of assets held for sale in Switzerland to reflect the estimated fair value less selling costs.

    Mr. Shular commented, “We are pleased with the progress to date related to our productivity and cost savings initiatives. The comprehensive restructuring of our cathode product line in Notre Dame, France, closure of our Vyazma, Russia non-integrated graphite electrode facility, and exit of our carbon electrode business in Columbia, Tennessee all are on schedule and proceeding as planned.”

Outlook

        Global steel industry economic conditions continue to show signs of a solid 2006, consistent with GTI’s forecast of annual global EAF steel production growth of approximately three percent. Mr. Shular commented on the outlook, stating, “We expect improved graphite electrode sales volume in the 2006 second quarter of 53 to 54 thousand metric tons.”

        GTI’s view of 2006 is largely unchanged and follows below:

o	Relatively stable global and regional economic conditions;

o	Net sales of graphite electrodes to increase approximately 15 percent;

o	Net sales of ETM products of approximately $30 million;

o	Graphite electrode sales volume of approximately 210 thousand metric tons;

o	Graphite electrode production cost increase of approximately 10 to 12 percent;

o	Non-graphite electrode gross profit growth of approximately $6 to $8 million;

o	Combined selling, general and administrative and research and development expenses of approximately $112 million;

o	Net interest expense of approximately $58 million, due to higher average interest rates and higher average borrowings;

o	Effective book tax rate of between 37 percent and 40 percent;

o	Capital expenditures of approximately $45 million;

o	Depreciation expense of approximately $40 million;

o	Restructuring cash payments to be largely offset by cash generated by asset sales;

o	Free cash flow before antitrust and restructuring payments* of approximately $10 million.

* Non-GAAP financial measures. See attached reconciliations.

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. EDT. The dial-in number is 800-218-8862 for domestic and 303-262-2175 for international. The conference call will be recorded and a replay will be available for 72 hours following the call by dialing 800-405-2236 for domestic and 303-590-3000 for international, pass code 11058564#. If you are unable to listen to the call or replay, the call will be archived and available for replay within two days of the original broadcast on our website at www.graftech.com under the Investor Relations section.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in 80 countries engaged in the manufacture of steel, aluminum, silicon metal, automotive products and electronics. We manufacture graphite electrodes and cathodes, products essential to the production of electric arc furnace steel and aluminum. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, semiconductor, transportation, petrochemical and other metals markets. We operate 13 state of the art manufacturing facilities strategically located on four continents. GRAFCELL®, GRAFOIL®, and eGRAF® are our registered trademarks. For additional information on GrafTech International, call 216-676-2000 or visit our website at www.graftech.com. For additional information on our subsidiary, Advanced Energy Technology Inc., call 216-529-3777 or visit our website at www.graftechaet.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: economic conditions; production and sales of products that incorporate or are produced using our products; prices and sales of and demand for our products; strategic plans and business projects; asset sales; deleveraging activities; operational and financial performance; costs; working capital; revenues; debt levels; cash flows; cost savings and reductions; margins; earnings and growth. We have no duty to update these statements. Actual future events, circumstances, performance and trends could differ materially from those set forth in these statements due to various factors, including: changes in economic conditions or product end market conditions; non-occurrence of anticipated EAF steel production capacity additions; graphite electrode manufacturing capacity increases; failure of increased EAF steel production or stable graphite electrode production to result in stable or increased graphite electrode demand, prices or sales volumes; economic or technological developments adversely affecting growth of graphite cathodes in aluminum smelting; non-occurrence of anticipated aluminum smelting capacity additions; increased cathode production by competitors; failure of increased aluminum production or stable cathode production to result in stable or increased cathode demand, prices or sales volume; differences between actual graphite electrode prices and spot or announced prices; consolidation of steel and aluminum producers; absence of successful development and commercialization of new or improved products or subsequent displacement thereof by other products or technologies; failure to expand manufacturing capacity to meet growth in demand, if any; inability to protect our intellectual property rights or infringement of intellectual property rights of others; unanticipated developments in antitrust investigations or lawsuits or other litigation; non-realization of price increases or adjustments; non-realization of anticipated benefits from organizational changes and restructurings; significant changes in our provision for income taxes and effective income tax rate; unanticipated developments relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, labor relations, raw materials or energy; changes in market prices of our securities that affect deleveraging plans; changes in interest or currency exchange rates, competitive conditions or inflation; changes in appropriation of government funds or failure to satisfy conditions to government grants; changes in performance that affect financial covenant compliance or funds available for borrowing; failure to achieve earnings or other estimates; business interruptions adversely affecting our ability to supply our products; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(Unaudited)

	At December 31, 2005	At March 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$5,968	$21,301
Accounts and notes receivable, net of allowance for doubtful accounts of $3,132 at December 31, 2005 and $3,746 at March 31, 2006	184,580	161,654
Inventories	255,038	291,781
Prepaid expenses and other current assets	14,101	15,729

Total current assets	459,687	490,465

Property, plant and equipment	1,086,393	1,090,677
Less: accumulated depreciation	724,196	735,908

Net property, plant and equipment	362,197	354,769
Deferred income taxes	12,103	11,753
Goodwill	20,319	20,908
Other assets	32,514	34,480
Assets held for sale	—	6,691

Total assets	$886,820	$919,066

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$92,192	$63,739
Short-term debt	405	13,939
Accrued income and other taxes	24,826	24,086
Other accrued liabilities	96,990	102,881

Total current liabilities	214,413	204,645

Long-term debt:
Principal value	694,893	740,623
Fair value adjustments for hedge instruments	7,404	7,165
Unamortized bond premium	1,446	1,403

Total long-term debt	703,743	749,191

Other long-term obligations	107,704	95,399
Deferred income taxes	43,669	45,010
Commitments and contingencies	—	—
Minority stockholders' equity in consolidated entities	26,868	27,730

Stockholders' deficit:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	—	—
Common stock, par value $.01, 150,000,000 shares authorized, 100,821,434 shares issued at December 31, 2005 and 100,921,653 shares issued at March 31, 2006	1,023	1,021
Additional paid-in capital	944,581	946,060
Accumulated other comprehensive loss	(311,429)	(301,804)
Accumulated deficit	(751,487)	(756,133)
Less: cost of common stock held in treasury, 2,455,466 shares at December 31, 2005 and
2,501,201 shares at March 31, 2006	(85,621)	(85,197)
Less: common stock held in employee benefit and compensation trusts, 518,301 shares at December 31, 2005 and 472,566 shares at March 31, 2006	(6,644)	(6,856)

Total stockholders' deficit	(209,577)	(202,909)

Total liabilities and stockholders' deficit	$886,820	$919,066

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended March 31,
	2005	2006

Net sales	$211,094	$208,588
Cost of sales	162,440	152,657

Gross profit	48,654	55,931

Research and development	2,357	3,093
Selling, administrative and other expenses	26,183	28,041
Other expense, net	5,864	565
Restructuring charges	363	2,946
Impairment loss on long-lived and other assets	—	8,151
Interest expense	11,978	14,229
Interest (income)	(220)	(139)

	46,525	56,886

Income (loss) before provision for income taxes and minority stockholders' share of loss	2,129	(955)
Provision for income taxes	805	3,487
Minority stockholders' share of income (loss)	181	(204)

Net income (loss)	$1,505	$(4,646)

Basic earnings (loss) per common share:
Net income (loss) per share	$0.02	$(0.05)

Weighted average common shares outstanding (in thousands)	97,566	97,912

Diluted earnings (loss) per common share:
Net income (loss) per share	$0.02	$(0.05)

Weighted average common shares outstanding (in thousands)	98,038	97,912

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended March 31,
	2005	2006

Cash flow from operating activities:
Net income (loss)	$1,505	$(4,646)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	8,623	9,246
Deferred income taxes	1,755	146
Restructuring charges	363	2,946
Impairment loss on long-lived and other assets	—	8,151
Other charges, net	7,452	213
Increase in working capital*	(26,537)	(40,191)
Post retirement plan changes	(4,326)	(2,666)
Long-term assets and liabilities	(2,625)	(6,566)

Net cash used in operating activities	(13,790)	(33,367)

Cash flow from investing activities:
Capital expenditures	(10,752)	(10,942)
Payments made for patents	(184)	(124)
Proceeds from sale of assets	106	128
Sale of interest rate swap	(2,950)	—

Net cash used in investing activities	(13,780)	(10,938)

Cash flow from financing activities:
Short-term debt borrowings (reductions), net	(639)	15,656
Revolving Facility borrowings	32,145	62,255
Revolving Facility reductions	(7,153)	(18,347)
Financing costs	(3,845)	—

Net cash provided by financing activities	20,508	59,564

Net increase (decrease) in cash and cash equivalents	(7,062)	15,259
Effect of exchange rate changes on cash and cash equivalents	(924)	74
Cash and cash equivalents at beginning of period	23,484	5,968

Cash and cash equivalents at end of period	$15,498	$21,301

*Net change in working capital due to the following components:
(Increase) decrease in current assets:
Accounts and notes receivable	$25,891	$23,411
Effect of factoring on accounts receivable	—	2,370
Inventories	(22,391)	(29,323)
Prepaid expenses and other current assets	(13)	6
Payments for antitrust investigations and related lawsuits and claims	(3,400)	(4,500)
Restructuring payments	(2,994)	(921)
Decrease in accounts payable and accruals	(23,630)	(31,234)

Increase in working capital	$(26,537)	$(40,191)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
SEGMENT DATA SUMMARY
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended March 31,
	2005	2006

Net sales:
Synthetic Graphite	$185,056	$188,245
Other	26,038	20,343

Net sales	$211,094	$208,588

Gross profit:
Synthetic Graphite	$43,810	$53,660
Other	4,844	2,271

Gross profit	$48,654	$55,931

Gross profit margin:
Synthetic Graphite	23.7%	28.5%
Other	18.6%	11.2%

Gross profit margin	23.0%	26.8%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in thousands, except per share data)
(Unaudited)

Net Income and Earnings Per Share Reconciliation

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2006

Net income (loss) of $0.02 and ($0.05) per diluted share, respectively	$1,505	($4,646)
Adjustments, net of tax:
Restructuring and impairment	262	2,655

Plus: Other (income) expense, net, net of tax	3,727	8,223

Income before special items of $0.06 and $0.07 per diluted share, respectively.
	$5,494	$6,232

        The non-GAAP earnings per diluted share includes 13.6 million shares underlying our contingently convertible debt and excludes approximately $1 million before and after tax in 2005 first quarter and $5 million ($3 million after tax) in 2006 first quarter of convertible debenture interest expense.

        NOTE ON RECONCILIATION OF EARNINGS DATA: Income (loss) excluding the items mentioned above is a non-GAAP financial measure that GTI calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI believes that the excluded items are not primarily related to core operational activities. GTI believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP. GTI’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIE
(Dollars in millions, except per share data)
(Unaudited)

Reconciliation of Cash From Operations to Free Cash Flow

	Q1 2005	Q1 2006
Cash flow provided by (used for) operating activities	($13,790))	($33,367)
Less:
Change in accounts receivable factoring	—	(2,370)
Capital expenditures	(10,752)	(10,942)

Free cash flow	(24,542)	(46,679)

Add back legacy payments
Antitrust investigations and related lawsuits and claims, net	3,400	4,500
Restructuring payments	2,994	921

Free cash flow before antitrust and restructuring payments	$(18,148)	$(41,258)

NOTE ON FREE CASH FLOW RECONCILIATIONS: Various measures of free cash flow are non-GAAP financial measures that GTI currently calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI believes that such financial measures of free cash flow are generally accepted as providing useful information regarding a company’s ability to incur and service debt and the productivity and cash generation potential of its ongoing businesses. Management uses such financial measures of free cash flow as well as other financial measures in connection with its decision-making activities. Such financial measures should not be considered in isolation or as a substitute for net income (loss), cash flows from continuing operations or other consolidated income or cash flow data prepared in accordance with GAAP. GTI’s method for calculating such measures may not be comparable to methods used by other companies.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in thousands)
(Unaudited)

Net Debt Reconciliation

	12/31/05	03/31/06
Long-term debt	$703,743	$749,191
Short-term debt	405	13,939

Total debt	$704,148	$763,130
Less:
Fair value adjustments for hedge instruments	7,404	7,165
Unamortized bond premium	1,446	1,403
Cash and cash equivalents	5,968	21,301

Net debt	$689,330	$733,261

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GTI calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI excludes the unamortized bond premium from its sale of $150 million aggregate principal amount of additional senior notes in May 2002 at a price of 104.5% of principal amount. The premium received in excess of principal amount is amortized to reduce interest expense over the term of the senior notes. GTI also excludes the fair value adjustments for hedge instruments, which includes interest rate swaps that have been marked-to-market and realized gains or (losses) on interest rate swaps. Realized gains on interest rates swaps (terminated hedge instruments) currently represent an increase to long-term debt on the Consolidated Balance Sheet of $7 million and will be amortized into the Consolidated Statement of Operations as a reduction to interest expense over the remaining life of the senior notes. GTI believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness. Management believes net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long term obligations calculated in accordance with GAAP. GTI’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility. GTI does not forecast the fair value adjustment for hedging instruments.